UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2007 (February 13, 2007)

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POOL CORPORATION
(Exact name of registrant as specified in its charter)

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               Delaware                 0-26640                36-3943363
            (State or other jurisdiction of incorporation)         (Commission File Number)  (IRS Employer Identification No.)

109 Northpark Boulevard, Covington, Louisiana      70433-5001
                               (Address of principal executive offices)                    (Zip Code)

Registrant’s telephone number, including area code  (985) 892-5521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On February 17, 2005, Pool Corporation filed a Form 8-K describing the Pool Corporation Executive Bonus Plan (the “Bonus Plan”) pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K, which requires a written description of a compensatory plan or arrangement when no formal document contains the compensation information. On February 13, 2007, the Compensation Committee of our Board of Directors amended the objective performance measures for each of the following Named Executive Officers as follows: Mr. A. David Cook - earnings per share, operating profit, return on assets, complementary sales and gross margin, organization planning and development and certain sales and marketing program initiatives; Mr. John M. Murphy - earnings per share, gross margin, sales, complementary product sales and gross profit and certain global sourcing and supply related objectives; and Mr. Christopher W. Wilson - earnings per share, operating profit, return on assets, complementary sales and gross margin, organization planning and development and certain sales and marketing program initiatives. These same performance measures will continue to be used for future years until changed by the Compensation Committee of our Board of Directors. The performance measures for Messrs. Perez de la Mesa and Joslin were also approved on February 13, 2007, by the Compensation Committee of our Board of Directors, but remain materially unchanged from those measures previously reported in the Form 8-K filed on February 17, 2005.

Such Named Executive Officers continue to be eligible to earn their respective annual incentive bonuses in an amount equal to up to 100% of their base salary. Payment of bonuses (if any) is normally made in February after the end of the performance period during which the bonuses were earned.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                POOL CORPORATION

                                   By: /s/ Mark W. Joslin
                                   Mark W. Joslin
                                                                   Vice President and Chief Financial Officer

Dated: February 20, 2007